Exhibit 99.1
CANARGO ENERGY CORPORATION
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CONTINUED NYSE ALTERNEXT US LISTING RULES
January 9, 2009 — Guernsey, British Isles — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, NYSE ALTERNEXT:CNR) today announced that on January 5, 2009 the Company was notified by the staff of the NYSE Alternext US LLC (the “Exchange”), formerly known as the American Stock Exchange, Inc. or the “AMEX”, that the staff has determined, following a review of publically available information, that the Company is not in compliance with Section 1003(a)(iv) of the NYSE Alternext Company Guide (the “Company Guide”) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue its operations and/or meet its obligations as they mature.
In order to maintain its listing, the Company must submit a plan by February 5, 2009 (the “Plan”) advising the Exchange of action it has taken or will take, that would bring it into compliance with the continued listing standards. Subject to the Plan being accepted by the Exchange, the Company would have until July 6, 2009 to implement the Plan.
As a consequence of falling below the Exchange’s continued listing standards, the Company’s stock trading symbol will become subject to the indicator “.BC” to denote its noncompliance. CanArgo’s trading symbol will therefore appear as CNR.BC until such time as the Company has regained compliance with all applicable continued listing rules.
The Exchange has also notified the Company that, as a result of the current low share price of the common stock of CanArgo, the Company’s common stock may not be suitable for auction market trading. In accordance with Section 1003(f)(v) of the Company Guide, the Exchange has notified the Company that it deems it appropriate under the circumstances for the Company to effect a reverse stock split to address its low selling price. If a reverse stock split is not completed within a reasonable timeframe, the Exchange may consider suspending dealings in, or delisting, the Company’s common stock.
The Company has advised the Exchange of its Board changes announced December 8, 2008 and at the same time acknowledged that the Company is not in compliance with Sections 803 (A)(1) and Section 803(B)(2)a of the Company Guide, which require, respectively, that at least a majority of the Company’s directors are independent and that the Company’s audit committee be comprised of at least three independent directors. Specifically, the Company currently only has two independent directors of the four directors on the Company’s Board of Directors and an audit committee composed of only two members.

The Company has already verbally informed the staff of the Exchange that it intends to make a timely submission to the Exchange in which it will present a plan with a view to resolving the listing deficiencies and to regaining its compliance with the Exchange’s continued listing requirements.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron, Christopher Rodsten, Fredrik Tangeraas
Gambit Hill & Knowlton AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com

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